1219 Banner Mine Road, Lordsburg, NM 88045 | Tel: 505-255-4852 | www.santafegoldcorp.com

Santa Fe Gold Announces Termination of Canarc Share Exchange Agreement,
Resignations of Canarc Affiliated Directors and Officers and
Appointment of Jakes Jordaan Chief Executive Officer and
Erich Hofer as Chairman of the Board

     LORDSBURG, New Mexico – October 17, 2014 – Santa Fe Gold Corporation (OTCBB: SFEG) today announced that the Share Exchange Agreement (the “Share Exchange Agreement”) with Canarc Resource Corp., a British Columbia, Canada corporation, whose common shares are listed on the TSX Exchange under the symbol CCM (“Canarc”) has terminated in accordance with its terms. The Share Exchange Agreement provided that it will terminate, unless a closing of the transactions contemplated thereby shall have occurred on or before October 15, 2014. Since the share exchange with Canarc did not close, the Share Exchange Agreement terminated pursuant to its terms on October 15, 2014.

     In connection with the Share Exchange Agreement, Santa Fe entered into a “best efforts” placement agency agreement with Euro Pacific Capital, Inc. (“Euro Pacific”) pursuant to which Euro Pacific agreed to use its “best efforts” to complete the private placement of Convertible Gold Notes in the aggregate principal amount between $20 million to $25 million. Euro Pacific did not place any securities or raised any capital for Santa Fe.

     Because Euro Pacific failed to raise any capital pursuant to its best-efforts placement agreement, the Company has changed its operational strategy from a mine restart plan to a resource drilling and engineering program. Presently, in light of recent historical operational results, combined with lower metal prices, the Company is reporting no reserves for its Summit property. As such, and in light of the terminated Canarc Share Exchange Transaction, the Company’s strategy is to conduct additional technical work, including drilling and sampling, to reclassify some of the mineralized material at the Summit project as reserves. The Company intends to execute such strategy with the assistance of a potential strategic investor.

     Santa Fe’s independent special committee have met and discussed the termination of the Share Exchange Agreement, changes in management and the change in operational strategy with Santa Fe’s senior secured creditors, Waterton Global Value, L.P. (“Waterton”) and Sandstorm Gold Ltd. (“Sandstorm”). Both Waterton and Sandstorm have indicated support for the Company’s resource drilling and strategic investor strategies. No assurances can be given that the Company’s operational or strategic investor strategies will be successful.

     In connection with the resignation of all Canarc affiliated officers and directors, Jakes Jordaan has replaced Catalin Chiloflischi as President and Chief Executive Officer and Mr. Erich Hofer has replaced Bradford Cooke as Chairman of the Board of Directors. Mr. Hofer has been elected as Chairman of the Board and sole member of the Independent Special Committee.

     Said Mr. Jordaan, Santa Fe’s new Chief Executive Officer, “although no assurances can be given, we believe that once Santa Fe completes a resource drilling and engineering program, Santa Fe should be able to secure capital necessary to restart the Summit. We intend to execute this strategy with the support of our senior lenders and with a qualified strategic industry partner.”

About Santa Fe Gold:

Santa Fe Gold is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico; (ii) a substantial land position at the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Ortiz gold property in north-central New Mexico, estimated to contain two million ounces of gold; (iv) the Black Canyon mica mine and processing facility near Phoenix, Arizona; and (v) a large resource of micaceous iron oxide (MIO) in western Arizona.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

Forward Looking Statements:

This Press Release contains certain “forward-looking” statements as such term is defined by the Securities and Exchange Commission in its rules, regulations and releases, which represent the Company’s expectations or beliefs, including but not limited to, statements concerning the Company’s strategy, operations, economic performance, financial condition, resource drilling strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. This Press Release contains forward-looking statements, many assuming that the Company secures adequate financing and is able to continue as a going concern, including statements regarding, among other things:

•	our ability to continue as a going concern;

•	we will require additional financing in the future restart production at the Summit Mine property and to bring it into sustained commercial production;

•	our dependence on our Summit project for our future operating revenue, which property currently has limited proven or probable reserves;

•	our mineralized material calculations at the Summit property and other projects are only estimates and are based principally on historic data;

•	actual capital costs, operating costs, production and economic returns may differ significantly from those that we have anticipated;

•	exposure to all of the risks associated with restarting and establishing new mining operations, if the development of one or more of our mineral projects is found to be economically feasible;

•	title to some of our mineral properties may be uncertain or defective;

•	land reclamation and mine closure may be burdensome and costly;

•	significant risk and hazards associated with mining operations;

•	we will require additional financing in the future to develop a mine at any other projects, including the Ortiz and Mogollon projects;

•	the requirements that we obtain, maintain and renew environmental, construction and mining permits, which is often a costly and time-consuming process and may be opposed by local environmental group;

•	our anticipated needs for working capital;

•	our ability to secure financing;

•	claims and legal proceedings against us;

•	our lack of necessary financial resources to complete development of our projects and the uncertainty of our future financing plans,

•	our exposure to material costs, liabilities and obligations as a result of environmental laws and regulations (including changes thereto) and permits;

•	changes in the price of silver and gold;

•	extensive regulation by the U.S. government as well as state and local governments;

•	our projected sales and profitability;

•	our growth strategies,;

•	anticipated trends in our industry;

•	unfavorable weather conditions;

•	the lack of commercial acceptance of our product or by-products;

•	problems regarding availability of materials and equipment;

•	failure of equipment to process or operate in accordance with specifications, including expected throughput, which could prevent the production of commercially viable output; and

•	our ability to seek out and acquire high quality gold, silver and/or copper properties.